EXHIBIT 2

CERTIFICATE OF AMENDMENT OF

CERTIFICATE OF INCORPORATION OF

PILGRIM’S PRIDE CORPORATION

Pilgrim’s Pride Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

1. The amendment to the Corporation’s Certificate of Incorporation set forth below was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware. This amendment shall be effective as of 4:31 p.m., Eastern Standard Time, on November 21, 2003.

2. Article Fourth of the Corporation’s Certificate of Incorporation is amended to read in its entirety as follows:

“FOURTH:

I.	Authorized Shares

The total number of shares of stock which the Corporation shall have authority to issue is 165,000,000 shares, consisting of the following:

(1) 160,000,000 shares of common stock, par value $.01 per share (the “Common Stock”); and

(2) 5,000,000 shares of preferred stock, par value $.01 per share (the “Preferred Stock”).

II.	Designations, Preferences, etc. of the Capital Stock

The designations, preferences, powers, qualifications, and special or relative rights or privileges of the capital stock of the Corporation shall be as set forth below.

A.	Common Stock

(1)	Reclassification of Existing Class A and Class B Common Stock.

(a) Upon the filing of this Certificate of Amendment of Certificate of Incorporation, each share of Class A Common Stock, par value $.01 per share, of the Corporation either issued and outstanding or held by the Corporation as treasury stock, shall be and is automatically reclassified and changed (without any further act) into one share of Common Stock (such reclassification being the “Class A Reclassification”).

(b) Upon the filing of this Certificate of Amendment of Certificate of Incorporation, each share of Class B Common Stock, par value $.01 per share, of the Corporation either issued and outstanding or held by the Corporation as treasury stock, shall be and is automatically reclassified and changed (without any further act) into one share of Common Stock (such reclassification being the “Class B Reclassification”).

(2)	Voting Rights of the Common Stock.

(a) The holders of record of Common Stock shall be entitled to one vote per share for all purposes, except that a holder of record of a share of Common Stock shall be entitled to twenty votes per share on each matter submitted to a vote by the stockholders at a meeting of stockholders for each such share held of record by such holder on the record date for such meeting if, with respect to such share:

(i) each and every beneficial owner of such share was the beneficial owner thereof at the effective time of the Class A Reclassification or the Class B Reclassification; and

(ii) there has been no change in the beneficial ownership of the share at any time after the filing of this Certificate of Amendment of Certificate of Incorporation.

(b) A change in beneficial ownership of an outstanding share of Common Stock shall be deemed to have occurred whenever a change occurs in any person or group of persons who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares (i) voting power, which includes the power to vote or to direct the voting of such share of Common Stock, (ii) investment power, which includes the power to direct the sale or other disposition of such share of Common Stock, (iii) the right to receive or retain the proceeds of any sale or other disposition of such share of Common Stock, or (iv) the right to receive any distributions, including cash dividends, in respect of such share of Common Stock.

(A) In the absence of proof to the contrary provided in accordance with the procedures referred to in subparagraph (d) of this paragraph (2), a change in the beneficial ownership shall be deemed to have occurred whenever a share of Common Stock is transferred of record into the name of any other person.

(B) The beneficial owner of an outstanding share of Common Stock held of record on a record date for determining the holders entitled to vote on any matter submitted to a vote by the shareholders (a “Record Date”) in “street” or “nominee” name or by a broker, clearing agency, voting trustee, bank, trust company or other nominee (including any share so held on at the time of filing of this Certificate of Amendment of Certificate of Incorporation) shall be presumed to have acquired the beneficial ownership of such share subsequent to the filing of this Certificate of Amendment of Certificate of Incorporation. Such presumption shall be rebuttable by showing that beneficial ownership of such share with respect to each and every beneficial owner thereof complies with subparagraph (a) of this paragraph (2).

(C) In the case of a share of Common Stock held of record in the name of any person as a trustee, agent, guardian or custodian under the Uniform Transfers to Minors Act in effect in any state, a change in the beneficial ownership shall be deemed to have occurred whenever there is a change in the beneficiary of such trust, the principal of such agent, the ward of such guardian or the minor for whom such custodian is acting or in such trustee, agent, guardian or custodian.

(c) Notwithstanding anything in this paragraph (2) to the contrary, no change in beneficial ownership shall be deemed to have occurred for purposes of clause (i) and (ii) of subparagraph (a) of this paragraph (2) solely as a result of:

(i) any event that occurred prior to the filing of this Certificate of Amendment of Certificate of Incorporation pursuant to the terms of any contract (other than a contract for the purchase and sale of shares of Common Stock contemplating prompt settlement), including contracts providing for options, rights of first refusal and similar arrangements in existence at the time of such filing to which any holder of shares of Common Stock is a party;

(ii) any transfer of any interest in a share of Common Stock pursuant to a bequest or inheritance by operation of law upon the death of any individual, or by any other transfer to or primarily for the benefit of family member(s) of the transferor or any trust, partnership or other entity primarily for the benefit of one or more of such family member(s), or pursuant to an appointment of a successor trustee, general partner or similar fiduciary or the grant of a proxy or other voting rights to one or more individuals with respect to any such trust, partnership or other entity, including a gift;

(iii) any change in the beneficiary of any trust or any distribution of a share of Common Stock from trust, by reason of the birth, death, marriage or divorce of any natural person, the adoption of any natural person prior to age 18 or the passage of a given period of time or the attainment by any natural person of a specific age, or the creation or termination of any guardianship or custodial arrangement;

(iv) any transfer of any interest in a share of Common Stock from one spouse to another by reason of separation or divorce or under or pursuant to community property laws or other similar laws of any jurisdiction;

(v) any appointment of a successor trustee, agent, guardian, custodian or similar fiduciary with respect to a share of Common Stock if neither such successor has nor its predecessor had the power to vote or to dispose of such share of Common Stock without further instructions from others;

(vi) any change in the person to whom dividends or other distributions in respect of a share of Common Stock are to be paid pursuant to the issuance or modification of a revocable dividend payment order;

(vii) any transfer of the beneficial ownership of a share of Common Stock from one employee benefit plan of the Corporation to another employee benefit plan of the Corporation;

(viii) the grant by any person of the right to vote any shares of which such person is the beneficial owner, provided the agreement, arrangement or understanding to vote such shares arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to 10 or more persons; or

(ix) any event occurring under the Share Voting Agreement, dated as of June 7, 2003, among Lonnie “Bo” Pilgrim, Lonnie Ken Pilgrim and certain affiliated entities and ConAgra Foods, Inc. or any voting agreement to which any such persons or entities are parties entered into in connection with the New York Stock Exchange’s consent to the Class A Reclassification and Class B Reclassification.

As used in paragraph 2(c)(ii) above, “family member” of a transferor means the transferor’s spouse, ancestors, lineal descendants, siblings and their descendants, aunts and uncles, mother-in-law, father-in-law, sons-in-law, daughters-in-law, brothers-in-law, sisters-in-law and first cousins; and a legally adopted child of an individual shall be treated as a child of such individual by blood.

(d) For purposes of this paragraph (2), all determinations concerning changes in beneficial ownership, or the absence of any such change, shall be made by the Corporation or, at any time when a transfer agent is acting with respect to the share of Common Stock, by such transfer agent on the Corporation’s behalf. Written procedures designed to facilitate such determinations shall be established by the Corporation and refined from time to time. Such procedures shall provide, among other things, the manner of proof of facts that will be accepted and the frequency with which such proof may be required to be renewed. The Corporation and any transfer agent shall be entitled to rely on all information concerning beneficial ownership of the shares of Common Stock coming to their attention from any source and in any manner reasonably deemed by them to be reliable, but neither the Corporation nor any transfer agent shall be charged with any other knowledge concerning the beneficial ownership of the shares of Common Stock.

(e) A beneficial owner of any share of Common Stock acquired as a direct result of a stock split, stock dividend, reclassification, rights offering or other distribution of shares or rights by the Corporation with respect to existing shares (“dividend shares”) will be deemed to have been the continuous beneficial owner of such share from the date on which the original shares, with respect to which the dividend shares were issued, were acquired.

(f) The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the Common Stock.

(g) No holder of Common Stock shall be entitled to preemptive or subscription rights.

(3) Identical Rights. Each share of Common Stock, whether at any particular time the holder thereof is entitled to exercise twenty votes or one, shall be identical to all other shares of Common Stock in all respects, and together the shares of Common Stock shall constitute a single class of shares of the Corporation.

(4) Dividends on the Common Stock.

(a) Subject to the prior rights and preferences, if any, applicable to shares of the Preferred Stock or any series thereof, the holders of shares of Common Stock shall be entitled to receive such dividends (payable in cash, stock, or otherwise) as may be declared thereon by the Corporation’s board of directors (the “Board of Directors”) at any time and from time to time out of any funds of the Corporation legally available therefor.

(b) Dividends payable under this paragraph (4) shall be paid to the holders of record of the outstanding shares of Common Stock as their names shall appear on the stock register of the Corporation on the record date fixed by the Board of Directors in advance of declaration and payment of each dividend. Any shares of Common Stock issued as a dividend pursuant to this paragraph (4) shall, when so issued, be duly authorized, validly issued, fully paid and non-assessable, and free of all liens and charges.

(c) Notwithstanding anything contained herein to the contrary, no dividends on shares of Common Stock shall be declared by the Board of Directors or paid or set apart for payment by the Corporation at any time that such declaration, payment or setting apart is prohibited by applicable law.

(5) Liquidation Rights of the Common Stock. In the event of any voluntary or involuntary liquidation, dissolution, or winding-up of the Corporation, after distribution in full of the preferential amounts, if any, to be distributed to the holders of shares of the Preferred Stock or any series thereof, the holders of shares of Common Stock shall be entitled to receive all of the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Common Stock held by them. A liquidation, dissolution, or winding-up of the Corporation, as such terms are used in this paragraph (5), shall not be deemed to be occasioned by or to include any consolidation or merger of the Corporation with or into any other corporation or corporations or other entity or a sale, lease, exchange, or conveyance of all or a part of the assets of the Corporation.

B.	Preferred Stock

Shares of the Preferred Stock may be issued from time to time in one or more series, the shares of each series to have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in a resolution or resolutions providing for the issue of such series adopted by the Board of Directors of the Corporation. The Board of Directors of the Corporation is hereby expressly authorized, subject to the limitations provided by law, to establish and designate series of the Preferred Stock, to fix the number of shares constituting each series, and to fix the designations and the relative powers, rights, preferences and limitations of the shares of each series and the variations in the relative powers, rights, preferences and limitations as between series, and to increase and to decrease the number of shares constituting each series.”

IN WITNESS WHEREOF, Pilgrim’s Pride Corporation has caused this Certificate to be executed by Richard A. Cogdill, its authorized officer, on this 20th day of November, 2003.

PILGRIM’S PRIDE CORPORATION

By:	/s/ Richard A. Cogdill

Name: Title:	Richard A. Cogdill Executive Vice President, Chief Financial Officer, Secretary and Treasurer